Exhibit 99.1

Executive Contacts Stephen A. Hill, CEO David C. Hastings, CFO

Investor and Media Contact Jean M. Devine, Director of IR ArQule, Inc. (781) 994-0300 www.ArQule.com

For Immediate Release:

ARQULE SIGNS AGREEMENT TO ACQUIRE CANCER COMPANY
CYCLIS PHARMACEUTICALS

ArQule Gains Broad-Spectrum Cancer Treatment Candidate, Novel Technology and Molecular Biology Expertise

Conference call and webcast scheduled for today at 8:30 a.m. Eastern Time Toll free number: (800) 946-0705, webcast: www.ArQule.com

Woburn, Mass., July 17, 2003 – ArQule, Inc. (Nasdaq: ARQL) today announced that it has signed a definitive agreement to acquire Cyclis Pharmaceuticals, Inc., a Norwood, Mass., privately-held, cancer therapeutics company. The acquisition is expected to close in August 2003.

Cyclis is discovering and developing small-molecule cancer drugs based on a novel technology designed to selectively kill cancer cells and preserve normal cells by restoring and activating cellular checkpoints known to be defective in cancers. ArQule believes that Cyclis’ approach, “Activated Checkpoint Therapy™” (ACT), has the potential for improved activity and reduced toxicity over other molecular approaches and traditional cancer chemotherapy. Cyclis’ lead compound, CO-501, is expected to enter Phase I clinical trials in 2003. The Investigational New Drug application was filed with the U.S. Food and Drug Administration this month. In addition, there is a second-generation program based on a similar mechanism of action. Cyclis also is applying the ACT technology to multiple discovery programs targeted at other checkpoint pathways.

Under the terms of the agreement, ArQule will issue approximately 4.6 million common shares and pay $5 million in cash upon closing the transaction in exchange for all of Cyclis’ outstanding shares on a fully diluted basis. This results in a transaction value of approximately $25 million, based on ArQule’s recent share price. In addition, ArQule will assume all of the outstanding debt and liabilities of Cyclis, which are estimated to range between $5 and $6 million. CIBC World Markets Corp. served as the financial advisor to ArQule on this transaction. Legg Mason served as financial advisor to Cyclis. Closing of the transaction is subject to approval by the stockholders of Cyclis and customary closing conditions.

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“This is an exciting opportunity to advance the strategies of ArQule and Cyclis and one that we believe is in the best interest of the shareholders of each company,” said Dr. Stephen A. Hill, ArQule’s President and CEO. “Consistent with ArQule’s 2003 objectives, the acquisition of Cyclis defines our therapeutic focus in oncology, provides a near-term clinical candidate and a robust discovery pipeline, and strengthens ArQule’s biological expertise. We believe that this technology, complemented by ArQule’s strengths in small-molecule chemistry and intelligent drug design, has potential to produce highly selective, broad-spectrum cancer therapies without the well-known side effects of current treatment protocols.”

Cyclis is distinguished by its research scientists, most of who will become part of the ArQule team. Cyclis has focused its research on discovering and developing novel small-molecule drugs based on technology that emanates from cell-cycle research conducted by world-class researchers from Dana-Farber Cancer Institute, Beth Israel Deaconess Medical Center and The Johns Hopkins University School of Medicine. In contrast to the broad cytotoxicity of traditional chemotherapy, and unlike the current generation of targeted therapy that is limited by narrow spectrum against heterogeneous cancer cells, ACT compounds have been shown in animal models to selectively kill cancer cells across a broad spectrum of cancers. Cyclis’ first proprietary candidate, CO-501, has undergone nine pilot and GLP-toxicology studies. The results of these and prior studies form the basis of ArQule’s goal of commencing Phase I clinical trials in 2003.

“The treatment of cancer is undergoing a scientific revolution,” said Dr. Samuel K. Ackerman, Cyclis President and CEO. “I expect that the combination of Cyclis’ cutting-edge discovery research with ArQule’s strength in chemistry will produce an outstanding anti-cancer drug development platform. I look forward to working with ArQule as its full potential is realized.” Following the merger, Dr. Ackerman will become an advisor to ArQule.

Product Profile CO-501

     Cyclis’ ACT approach to cancer therapy involves the activation of cell cycle checkpoint pathways and the resultant apoptosis, or programmed death of abnormal cells. Cyclis’ lead clinical candidate, CO-501, was co-invented by Dr. Chiang J. Li at Beth Israel Deaconess Medical Center and Dr. Arthur B. Pardee at Dana-Farber Cancer Institute. It works at the cell cycle checkpoints in G1 and S phases by selectively activating E2F-mediated apoptosis. In preclinical studies, CO-501 has been tested as monotherapy and co-administered with various chemotherapeutic agents. To date, CO-501 has demonstrated anti-cancer activity in a wide range of animal tumor models at levels well below those associated with toxicity. This wide therapeutic index should give ArQule flexibility in choosing doses for its initial Phase I trial and may allow development of anti-cancer agents with less toxicity than conventional approaches.

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ArQule’s Expanded Pipeline

Cyclis has two other discovery-stage programs that target different ACT mechanisms. The first of these comprises a series of proteins known collectively as Cancer Survival Proteins, or CSPs, known to block checkpoint-mediated apoptosis. Inhibition of CSPs is thought to restore checkpoint-mediated apoptosis. Cyclis is currently working on a novel chemical series that ArQule hopes to expand with its discovery-driven chemistry expertise.

Another Cyclis’ research effort is aimed at restoring the p53 pathway to cancer cells. The laboratory of Drs. Bert Vogelstein and Kenneth Kinzler at The Johns Hopkins University School of Medicine has recently discovered a new intracellular protein named PUMA, an acronym for p53-Upregulated Modulator of Apoptosis. Produced in response to p53, PUMA has shown in in vitro assays to be a highly potent stimulator of apoptosis in cancer cells. Cyclis has acquired exclusive worldwide rights to this program and ArQule intends to pursue this work post acquisition.

In addition to cancer discovery and development programs, ArQule plans to continue to advance its p38 MAP Kinase program for which the initial indication will be rheumatoid arthritis. In its first quarter 2003 press release ArQule announced that it had initiated lead optimization with one chemical series. After a short period of lead optimization, the Company announced in mid-June that a lead compound had demonstrated functional oral activity in a rat model of rheumatoid arthritis. In this established animal model, the data showed that ArQule’s compound reduced joint swelling in a dose-dependent manner and was well tolerated at all doses studied. As a next step for this series, ArQule will select at least two compounds for pilot-toxicology studies in order to meet the Company’s previously stated goal of identifying a GLP-toxicology candidate by the end of the year.

Financial Guidance

Excluding the purchase accounting relating to this transaction, ArQule is not changing its previously given 2003 revenue and total operating expense guidance. The Company’s weighted average shares for the year are now expected to range from 24.5 to 25 million.

ArQule now expects net cash usage to range between $24 and $26 million for the year. This is an increase from previous guidance of a net use of cash of between $12 and $14 million for 2003 and includes payments of substantially all Cyclis’ assumed liabilities.

ArQule will update its financial and purchase accounting guidance when it releases its second quarter financial results, which is currently scheduled for July 24, 2003.

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Conference Call Information

ArQule will hold a conference call today at 8:30 a.m. Eastern Time. Dr. Stephen A. Hill, President and CEO, David C. Hastings, Vice President and CFO, and Dr. Andrew Uprichard, Vice President and COO, will participate in the call.

Date: Time: Conference Call Numbers:	July 17, 2003 8:30 a.m. Eastern Time
Toll Free: Toll: Webcast:	(800) 946-0705 (719) 457-2637 www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820. The access code is 130184.

ArQule, Inc., a recognized leader in small-molecule chemistry, is pursuing a strategy to become an efficient drug discovery and development company. ArQule provides high quality library design and compound production to pharmaceutical collaborators. The Company also is building a discovery portfolio of small-molecule compounds, or Optimal Chemical EntitiesTM (OCEsTM), that possess the best balance of drug-like properties. In addition, ArQule is focused on building a clinical portfolio in oncology and inflammation.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: unforeseen delays in the consummation of the Cyclis transaction; the ability to successfully integrate acquired technologies and assets; that positive early stage preclinical results may not be repeated in later studies or in humans; as a result of unforeseen delays ArQule may not be able to identify a p38 MAP Kinase candidate for GLP-toxicology testing by the end of 2003; that other compounds in the series may not demonstrate favorable characteristics; the ability to successfully satisfy milestones and deliver compounds to corporate collaborators; the ability to design OCEsTM; the progress of product research and development activities in ArQule’s present portfolio and projected expenditures; that the ACT approach may not improve efficacy nor reduce toxicity; that the therapeutic index for CO-501 may prove narrower than expected giving ArQule less flexibility in selecting doses for the Phase I trial; that due to the inability to enter into future collaborations with pharmaceutical or biotechnology companies or raise additional funds in uncertain equity markets, ArQule may not be able to commence clinical trials for CO-501 in 2003 or ever; Cyclis’ next-generation programs may fail and the acquisition of Cyclis may not create value for ArQule’s shareholders; ArQule’s chemistry expertise may not contribute to advancing Cyclis’ pipeline; the market opportunity for Cyclis’ compounds may disappoint and competition may become more challenging than anticipated; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2003. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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